EXHIBIT 10.50
Dear          :
This Managing Director Agreement sets forth certain terms and conditions of your employment as a Managing Director of The Goldman Sachs Group, Inc. (“GS”) or one or more of its subsidiaries and affiliates (GS and its subsidiaries and affiliates, and its and their predecessors and successors, are hereinafter referred to as the “Firm”). Certain capitalized terms are defined in Section 10 below.
1.	Employment as a Managing Director

There will be no set term of employment, and your employment will be at will, subject to the terms and conditions of the Employment Documentation. You or the Firm may terminate your employment at any time for any reason or for no reason by giving not less than 90 days prior written notice of termination (the date of such notice being the “Notice Date”); provided, however, that the Firm may elect to place you on paid leave for all or any part of such 90-day period; and provided further that no advance notice need be given by the Firm to you in connection with your termination for Cause or Extended Absence.

During the Employment Period: (i) you will have such duties and responsibilities as the Firm may from time to time determine; (ii) you will devote your entire working time, labor, skill and energies to the business and affairs of the Firm; (iii) you will be paid the compensation specified in the Employment Documentation; and (iv) you will be entitled to participate in such benefit plans and programs as the Firm may determine in its sole discretion, under the terms and conditions thereof.

2.	Compensation

Your annual base salary will be US$600,000. You will also participate in the PCP as described more fully in the PCP document. All monies paid will be subject to applicable deductions. The Firm may in its absolute discretion deliver all or part of any bonus awarded in the form of a non-cash award. The Firm will determine the value of any such non-cash award, the nature of the equity interest and other applicable conditions including vesting conditions, and its decision in this regard will be final. At the Firm’s discretion, your base salary and any other compensation may be quoted and paid to you in another currency.

3.	Confidentiality

In the course of your involvement in the activities of the Firm or otherwise, you have obtained or may obtain confidential or proprietary information concerning the Firm’s businesses, strategies, results, operations, financial affairs, organizational and personnel matters (including “Employment Related Matters”), policies, and procedures, and other non-public matters concerning the Firm or concerning third parties, including but not limited to clients of the Firm. Such information (“Confidential Information”) may have been or be provided in written or electronic form or orally. In consideration of, and as a condition to, continued access to Confidential Information, and without prejudice to or limitation on any other confidentiality obligations imposed by agreement or by law, you hereby undertake to use and protect Confidential Information in accordance with any restrictions placed on its use or disclosure. Without limiting the foregoing, except as authorized by the Firm or as required by law, you may not disclose or allow disclosure of (a) any Confidential Information, or of any information derived therefrom, in whatever form, to any person unless such person is a director, officer, employee, attorney or agent of the Firm and, in your reasonable good faith judgment, has a need to know the Confidential Information or information derived therefrom in furtherance of the business of the Firm or (b) any information (whether or not Confidential Information) concerning the Firm (including, without limitation, with respect to its businesses, strategies, results, operations, financial affairs, organizational and personnel matters, policies and procedures), its present or former partners, directors, officers, employees, agents or clients to any reporter, author, producer or similar person or entity or take any other action likely to result in such information being made available to the general public in any form, including books, articles or writings of any other kind, film, videotape, audio tape or any other medium. You further agree that you will not use, or take any action likely to result in the use of, any of the Firm’s names or any abbreviation thereof in connection with any publication to the general public in any medium.

Outside of your employment relationship with the Firm, you also may be, or may previously have been, privy to information that is confidential or proprietary to a third party such as a prior employer. You agree that you will not use information in any manner that would constitute a violation of any obligation to or agreement with such third party.

The existence of, and any information concerning, any dispute between you and the Firm shall constitute Confidential Information except that you may disclose such information to the arbitrator or court that is considering such dispute and to your legal counsel, provided that (i) you notify each proposed recipient of the confidentiality of the information, and (ii) with respect to your legal counsel, he or she agrees not to disclose the information other than as necessary to the prosecution or defense of the dispute. Nothing herein shall limit any right or obligation under applicable law to provide truthful information to judicial, regulatory, administrative, or governmental authorities.

You will not make any oral or written negative, derogatory or disparaging statement (whether or not such statement legally constitutes libel or slander), about the Firm, about any termination of your employment, or about any of the Firm’s former partners or present or former managing directors, employees, officers, directors, shareholders or agents.

The obligations set forth in the preceding four paragraphs will survive, and remain binding and enforceable, notwithstanding any termination of your employment and any settlement of the financial rights and obligations arising from your employment.

4.	Non-Competition

In view of your importance to the Firm, you hereby agree that the Firm would likely suffer significant harm from your competing with the Firm for some period of time after your employment ends. Accordingly, you hereby agree that you will not, without the written consent of GS, during the Employment Period and for a period of six months after your Notice Date:

(1)	form, or acquire a 5% or greater equity ownership, voting or profit participation interest in, any Competitive Enterprise; or

(2)	associate (including, but not limited to, association as an officer, employee, partner, director, consultant, agent or advisor) with any Competitive Enterprise and in connection with such association engage in, or directly or indirectly manage or supervise personnel engaged in, any activity
i.	which is similar or substantially related to any activity in which you were engaged, in whole or in part, at the Firm,

ii.	for which you had direct or indirect managerial or supervisory responsibility at the Firm, or

iii.	which calls for the application of the same or similar specialized knowledge or skills as those utilized by you in your activities with the Firm, at any time during the one-year period immediately prior to termination of your employment, and, in any such case, irrespective of the purpose of the activity or whether the activity is or was in furtherance of advisory, agency, proprietary or fiduciary business of either the Firm or the Competitive Enterprise.

(By way of example only, this provision precludes an “advisory” investment banker from joining a leveraged-buyout firm, a research analyst from becoming a proprietary trader or joining a hedge fund, or an information systems professional from joining a management or other consulting firm and providing information technology consulting services or advice to any Competitive Enterprise, in each case without the written consent of GS.)

5.	Non-solicitation

You hereby agree that during the Employment Period and for a period of six months after your Notice Date, you will not, in any manner, directly or indirectly, (1) Solicit a Client to transact business with a Competitive Enterprise or to reduce or refrain from doing any business with the Firm, or (2) interfere with or damage (or attempt to interfere with or damage) any relationship between the Firm and a Client.

You hereby agree that during the Employment Period and for a period of 12 months after your Notice Date, you will not, in any manner, directly or indirectly:
     (1) Solicit any Selected Firm Personnel to resign from the Firm or to apply for or accept employment, partnership, membership or similar status with a Competitive Enterprise;
     (2) hire or participate in the hiring of any Selected Firm Personnel (whether as an employee, consultant, or otherwise) by a Competitive Enterprise;
     (3) participate in the decision to offer Selected Firm Personnel admission into partnership, membership or similar status with a Competitive Enterprise; or

     (4) participate in the identification of Selected Firm Personnel for potential hiring or admission into partnership, membership or similar status with a Competitive Enterprise.
You acknowledge that you will have violated this provision if, during the 12-month period after your Notice Date, any Selected Firm Personnel are Solicited, hired or are accepted into partnership, membership or similar status
     (1) by any Competitive Enterprise which you form, which bears your name, or in which you are an owner, a partner, a member or have similar status; or
     (2) by any Competitive Enterprise, and you have, or are intended to have, managerial or supervisory responsibility for such Selected Firm Personnel.
6.	Other obligations

For a period of 90 days after your Notice Date you will take all actions and do all things that the Firm may reasonably request from time to time to maintain for the Firm the business, goodwill, and business relationships with any of the Firm’s clients with whom you worked during the term of your employment. In addition, prior to accepting employment with any other person or entity during the Employment Period and for a period of 12 months after your Notice Date, you will provide any prospective employer with written notice of the provisions of Sections 3 to 5 above (hereinafter sometimes referred to as “the Covenants”) with a copy delivered simultaneously to GS.

You also agree that you will cooperate with the Firm (and its counsel, if applicable) in connection with any inquiry, investigation, administrative proceeding or litigation relating to any matter that occurred during your employment in which you were involved or of which you have knowledge.

You will be required to enter into the Shareholders’ Agreement that will among other things, include restrictions on the transfer and voting of GS shares. You represent that, while an employee of the Firm, you have duly and accurately filed all required tax returns in respect of your income and agree that you will do so in the future and will certify to that effect to the Firm, on a form specified by the Firm, from time to time if requested to do so.

You understand that the provisions of the Covenants may limit your ability to earn a livelihood in a business similar to the business of the Firm.

You acknowledge that a violation on your part of any of the Covenants would cause immeasurable and irreparable damage to the Firm. Accordingly, you agree that the Firm will be entitled to injunctive relief in any court of competent jurisdiction for any actual or threatened violation of any of the Covenants in addition to any other remedies it may have. You also acknowledge that a violation of any of the Covenants would be detrimental to the Firm and hence would constitute “Cause” for purposes of any equity awards from the Firm that you may hold.

If any provision of the Employment Documentation is held by a court of competent jurisdiction to be invalid, illegal or unenforceable (whether in whole or in part), such provision will be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability and the remaining such provisions will not be affected thereby; provided, however, that if any Covenants is held by a court of competent jurisdiction to be invalid, illegal or unenforceable because it exceeds the maximum time period such court determines is acceptable to permit such provision to be enforceable, such Covenant will be deemed to be modified to the minimum extent necessary to modify such time period in order to make such provision enforceable hereunder.

7.	Deductions

You agree that the Firm shall be entitled at any time during your employment or on termination to deduct from your base salary and/or any bonus or PCP allocation you may receive, any amounts due from you to the Firm. Such amounts may include, but are not limited to, (i) any debt or advance owed by you to the Firm, and (ii) any amount owing relating to holiday or vacation taken in excess of entitlement as of your Date of Termination, and (iii) any costs incurred by the Firm due to your conduct (including the cost of repairing damage to the Firm’s property caused by you), and (iv) any amount owing in respect of employee contributions towards benefits provided to you by the Firm, and (v) any other money owed by you to the Firm.

8.	Arbitration

Subject to Section 9 below, any dispute, controversy or claim arising out of or based upon or relating to Employment Related Matters will be finally settled by arbitration in New York City before, and in accordance with the rules then obtaining of, the New York Stock Exchange, Inc. (“NYSE”) or if the matter is not arbitrable before the NYSE, the National Association of Securities Dealers (“NASD”). If both the NYSE and the NASD decline to arbitrate the matter, the matter will be arbitrated before the American Arbitration Association (“AAA”) in accordance with the commercial arbitration rules of the AAA. You agree that any arbitration decision and/or award will be final and binding upon the parties and may be entered as a judgment in any appropriate court.

9.	Injunctive Relief, Choice of Forum, Submission to Jurisdiction and Choice of Law

Notwithstanding Section 8 above and in addition to its right to submit any dispute or controversy to arbitration, the Firm may bring an action or special proceeding in any state or federal court of competent jurisdiction sitting in the City of New York, whether or not an arbitration proceeding has theretofore been or is ever initiated, for the purpose of temporarily, preliminarily, or permanently enforcing the provisions of the Covenants or to enforce an arbitration award, and you (i) expressly consent to the application of this Section 9 to any such action or proceeding, (ii) agree that proof will not be required that monetary damages for breach of the provisions of the Covenants would be difficult to calculate and that remedies at law would be inadequate, and (iii) irrevocably appoint the General Counsel of GS as your agent for service of process, who shall promptly advise you of any such service.

You and the Firm hereby irrevocably submit to the exclusive jurisdiction of any state or federal courts located in the City of New York over any suit, action or proceeding arising out of or relating to any matter concerning the parties, including Employment Related Matters (as defined herein), which is not otherwise arbitrated or resolved according to the provisions of Section 8 above. This includes any suit, action or proceeding to compel arbitration or to enforce an arbitration award. The parties acknowledge that the forum designated by this Section 9 has a reasonable relation to the Managing Director Agreement and to the parties’ relationship with one another.

The agreement by you and the Firm as to this forum is independent of the law that may be applied in the action, and you and the Firm agree to this forum even if the forum may under applicable law choose to apply non-forum law. You and the Firm hereby waive, to the fullest extent permitted by applicable law, any objection which you or the Firm now or hereafter have to personal jurisdiction or to the laying of venue of any such suit, action or proceeding brought in such court. You undertake not to commence any action arising out of or relating to this Agreement, including any of the post-employment Employment Related Matters, in a forum other than a forum described in this Section or Section 8 above. You agree that, to the fullest extent permitted by applicable law, a final and non-appealable judgment in any such suit, action, or proceeding brought in any such court shall be conclusive and binding upon the parties.

The Managing Director Agreement will be governed by and construed in accordance with the laws of the State of New York, without reference to principles of conflict of laws.

10.	Certain Definitions

As used herein, the following terms have the following meanings:

“Cause” means (i) your conviction, whether following trial or by plea of guilty or nolo contendere (or similar plea), in a criminal proceeding (A) on a misdemeanor charge involving fraud, false statements or misleading omissions, wrongful taking, embezzlement, bribery, forgery, counterfeiting or extortion or (B) on a felony charge or (C) on an equivalent charge to those in clauses (A) and (B) in jurisdictions which do not use those designations; (ii) your engaging in any conduct which constitutes an employment disqualification under applicable laws (including statutory disqualification as defined under the Securities Exchange Act of 1934, as amended); (iii) your willful failure to perform your duties to the Firm; (iv) your violation of any securities or commodities laws, any rules or regulations issued pursuant to such laws, or the rules and regulations of any securities or commodities exchange or association of which GS or any of its subsidiaries or affiliates is a member; (v) your breach of the Employment Documentation or any other written agreement between you and the Firm; (vi) your violation of any Firm policy concerning hedging or confidential or proprietary information, or your material violation of any other Firm policy as in effect from time to time; (vii) your engaging in any act or making any statement which impairs, impugns, denigrates, disparages or negatively reflects upon the name, reputation or business interests of the Firm; or (viii) your engaging in any conduct detrimental to the Firm.

“Client” means any client or prospective client of the Firm to whom you provided services, or for whom you transacted business, or whose identity became known to you in connection with your relationship with or employment by the Firm.

“Competitive Enterprise” means a business enterprise that (i) engages in any activity, or (ii) owns or controls a significant interest in any entity that engages in any activity that, in either case, competes anywhere with any activity in which the Firm is engaged. The activities covered by the previous sentence include, without limitation, financial services such as investment banking, public or private finance, lending, financial advisory services, private investing (for anyone other than you and members of your family), merchant banking, asset or hedge fund management, insurance or reinsurance underwriting or brokerage, property management, or securities, futures, commodities, energy, derivatives or currency brokerage, sales, lending, custody, clearance, settlement or trading.

“Date of Termination” means: (i) if your employment is terminated by the Firm for Cause or Extended Absence, the date of the Firm’s delivery of written notice of termination, (ii) if your employment is terminated by the Firm other than for Cause or Extended Absence, the date that is 90 days after the Firm’s delivery of written notice of termination or any earlier date as agreed by you and the Firm, or (iii) if your employment is terminated by you, the date that is 90 days after your delivery of written notice of termination or any earlier date as determined by the Firm in its sole discretion.

“Employment Documentation” means: the Managing Director Agreement and any Statement of Terms and Conditions of Employment provided to you.

“Employment Period” means the period beginning with the effective date of your appointment as a Managing Director of the Firm and ending with your Date of Termination.

“Employment Related Matters” means matters arising out of or relating to or concerning the Employment Documentation, your hire by or employment with the Firm or the termination thereof, or otherwise concerning any rights, obligations or other aspects of your employment relationship in respect of the Firm.

“Extended Absence” means your absence from active employment for at least 180 days in any 12-month period as a result of your incapacity due to mental or physical illness, as determined by the Firm.

“Notice Date” means the date on which either you or the Firm gives notice of the termination of your employment pursuant to Section 1 of the Managing Director Agreement or, if the termination is for Cause or Extended Absence, the date on which such termination occurs.

“Selected Firm Personnel” means any Firm employee or consultant with whom you personally worked while employed by the Firm, any Firm employee or consultant who, in the year preceding your Date of Termination, worked in the same division in which you worked, and any Managing Director of the Firm.

“Solicit” means any direct or indirect communication of any kind whatsoever, regardless of by whom initiated, inviting, advising, encouraging or requesting any person or entity, in any manner, to take or refrain from taking any action.

11.	Policies and Guidelines

Your employment will also be subject to various Firm policies and guidelines, including those contained on HR Workways™ and in the applicable Employee Handbook (in those offices where such a handbook has been issued) as amended from time to time. In the event of any conflict between the provisions of the Employment Documentation and the provisions contained on HR Workways™ or in the applicable Employee Handbook, the provisions of the Employment Documentation will prevail.

12.	Obligations, Notices and Assignments

The obligations set forth herein will survive, and remain binding and enforceable, notwithstanding any termination of your employment and any settlement of the financial rights and obligations arising from your employment. Notices hereunder shall be delivered to the Firm at its principal executive office directed to the attention of GS’s General Counsel, and to you at your last address appearing in the Firm’s employment records. The Employment Documentation may not be amended or modified other than by a written agreement executed by the parties hereto or their respective successors or legal representatives.

You may not assign your rights and obligations hereunder without the prior written consent of GS, and any such assignment by you in violation of the Employment Documentation shall be void. The Employment Documentation shall inure to the benefit of and be binding upon the Firm and its successors and assigns. The captions of the Managing Director Agreement are for convenience of reference only and shall not define or limit the provisions hereof.

Very truly yours,

THE GOLDMAN SACHS GROUP, INC.

By:

Agreed to and accepted:

Date